Exhibit 99.1

Innovative Eyewear, Inc. Announces Exercise of Warrants For Approximately $3.0 Million in Gross Proceeds

MIAMI, July 8, 2026 /PRNewswire/ – Innovative Eyewear, Inc. (“Innovative Eyewear” or the “Company”) (Nasdaq: LUCY), the manufacturer of smart eyewear under the Lucyd®, Lucyd Armor®, Reebok®, Eddie Bauer® and Nautica® brands, today announced the entry into a definitive agreement for the immediate exercise of certain outstanding warrants to purchase an aggregate of 2,200,544 shares of the Company’s common stock originally issued by the Company on April 14, 2025 and June 24, 2025, each having an original exercise price of $2.60 per share, at a reduced exercise price of $1.35 per share. The closing of the warrant exercise transaction is expected to occur on or about July 9, 2026, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The shares of common stock issuable upon exercise of the warrants are registered pursuant to effective registration statements on Form S-1 (File Nos. 333-287142 and 333-288777).

In consideration for the immediate exercise of the warrants for cash, the Company will issue new unregistered short-term Series J warrants to purchase up to an aggregate of 6,601,632 shares of common stock. The new short-term Series J warrants will have an exercise price of $1.10 per share will be exercisable immediately upon issuance and will expire twenty-four months from the effective date of the Resale Registration Statement (defined below).

The gross proceeds to the Company from the exercise of the warrants are expected to be approximately $3.0 million, prior to deducting placement agent fees and other offering expenses. The additional potential gross proceeds from the new short-term Series J warrants, if fully exercised on a cash basis, will be approximately $7.25 million. No assurance can be given that any of the new short-term Series J warrants will be exercised. The Company expects to use the net proceeds from the transaction for working capital and general corporate purposes.

The new short-term Series J warrants described above are being offered in a private placement and, along with the shares of common stock issuable upon exercise of the new Series J warrants, have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or applicable state securities laws. Accordingly, the new short-term Series J warrants and shares of common stock issuable upon the exercise of the new short-term Series J warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the 1933 Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) as soon as practicable covering the resale of the shares of common stock issuable upon exercise of the new short-term Series J warrants (the “Resale Registration Statement”).

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Innovative Eyewear, Inc.

Innovative Eyewear is a developer and retailer of ChatGPT-enabled smart eyewear under the Lucyd®, Nautica®, Eddie Bauer® and Reebok® brands. True to our mission to Upgrade Your Eyewear®, our Bluetooth smart glasses allow users to stay safely and ergonomically connected to their digital lives and are offered in hundreds of frame and lens combinations to meet the needs of the optical market. To learn more and explore our continuously evolving collection of smart eyewear, please visit www.lucyd.co.

Forward Looking Statements

This press release contains certain forward-looking statements, including but not limited to, those relating to the satisfaction of customary closing conditions, the intended use of proceeds from the offering, the anticipated closing of the offering and the potential exercise of the new short-term Series J warrants prior to their expiration. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K under the caption “Risk Factors.”

Investor Relations Contact:

Innovative Eyewear, Inc.
Scott Powell
Skyline Corporate Communications Group, LLC
Office: +1 (646) 893-5835
Email: scott@skylineccg.com